Exhibit 10.5

PURCHASE AGREEMENT

This Purchase Agreement (hereinafter referred to as the “Agreement”) is made and entered into on this 15th day of March 2025 (the “Effective Date”) by and between:

Aly Pte. Ltd.

71 Ayer Rajah Crescent

#03-25

Singapore 139951

(Hereinafter referred to as “Spiking”)

Represented by: Dr. Clemen Chiang, CEO

AND

Asia Television Digital Media (Malaysia) Sdn Bhd

SO-18-07 & 23A-03 Menara 1, Strata Office,

KL Eco City, No. 3, Jalan Bangsar,

59200 Kuala Lumpur, Malaysia

(Hereinafter referred to as “ATV”)

Represented by: Leong Wei Ping, Executive Director

Spiking and ATV are collectively referred to as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Spiking is a Singapore-based fintech company operating an online stock trading and investment platform (accessible at https://spiking.com), which provides license access to advanced trading analytics tools and educational resources;

WHEREAS, ATV is a digital media platform operated by Asia Television Digital Media (Malaysia) Sdn Bhd, a wholly-owned subsidiary of Asia Television Limited, headquartered in Hong Kong, focused on delivering curated news content to a modern audience (accessible at https://atvnewsonline.com);

WHEREAS, Spiking offers the license access to advanced trading analytics tools and educational resources for sale, and ATV desires to purchase a bulk quantity of such license access to advanced trading analytics tools and educational resources from Spiking for resale to its media audience;

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WHEREAS, the Parties wish to set forth the terms and conditions governing the purchase, payment, and resale of the license access to advanced trading analytics tools and educational resources in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

0. DEFINITIONS

(a) “Business Days” means Monday through Friday, excluding public holidays in Singapore.

(b) “Term” means the period from the Effective Date until the later of full payment of the Purchase Price or 12 months from the Effective Date, unless terminated earlier per Section 5.

(c) “Working Days” has the meaning given in Section 9.1.

1. PURCHASE AND SALE OF SPIKING SOFTWARE

1.1 Purchase. Spiking agrees to sell, and ATV agrees to purchase, fifty (50) license access to advanced trading analytics tools and educational resources (the “Software”) at a price of US$20,000 per software, totaling US$1,000,000 (the “Purchase Price”).

1.2 Bulk Purchase Terms. The Software shall be provided to ATV in bulk as a single transaction, and Spiking shall deliver the necessary access codes, credentials, or other means of activation for the Software within seven (7) Business Days of receiving the full Purchase Price.

1.3 Resale by ATV. ATV shall have the right to resell the Software to its media audience at a retail price of US$50,000 per Software or such other price as ATV may determine in its sole discretion.

2. PAYMENT TERMS

2.1 Purchase Price and Payment Schedule. The Purchase Price of US$1,000,000 shall be paid by ATV to Spiking as follows:

(a) Deposit: Upon signing this Agreement, ATV shall pay a deposit of five percent (5%) of the Purchase Price, equivalent to US$50,000. Payment shall be made via bank transfer or cryptocurrency transfer (limited to Bitcoin [BTC]) to an account or wallet designated by Spiking in writing.

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(b) Remaining Balance: The remaining ninety percent (95%) of the Purchase Price, equivalent to US$950,000, shall be paid by ATV to Spiking within one hundred and eighty (180) days of the Effective Date (the “Credit Period”). Payment shall be made via bank transfer or cryptocurrency transfer (limited to Bitcoin [BTC]) to an account or wallet designated by Spiking in writing. This extended Credit Period reflects the typical sales cycle of Spiking Software, which ranges between 60 to 120 days.

2.2 Non-Refundable and Without Recourse. The Purchase Price, including both the deposit and the remaining balance, is non-refundable and paid without recourse, regardless of the performance of this Agreement, the usage or resale of the Software, or the termination of this Agreement for any reason.

2.3 Late Payment. If ATV fails to pay the remaining balance within the Credit Period, interest shall accrue on the outstanding amount at a rate of one percent (1%) per month, calculated daily, until paid in full. Spiking reserves the right to suspend delivery of the Software or take other remedial actions if payment remains outstanding beyond thirty (30) days after the Credit Period.

2.4 Cryptocurrency Payment Conditions. If ATV elects to pay any portion of the Purchase Price via Bitcoin (BTC), the amount shall be valued at the USD equivalent on the date of transfer per the exchange rate published by Gemini (https://www.gemini.com). Spiking shall provide the designated BTC wallet address or bank account details in writing within two (2) Business Days of the Effective Date for the deposit, and at least five (5) Business Days before the end of the Credit Period for the remaining balance. Any transaction fees associated with cryptocurrency transfers shall be borne by ATV. Payment shall be deemed received by Spiking upon confirmation of the BTC transaction on the Bitcoin blockchain or the bank transfer clearing the designated account.

2.5 Taxes and Fees. Each Party shall be responsible for any taxes, duties, or fees imposed on it by applicable laws in connection with this Agreement, including any taxes related to cryptocurrency transactions.

2.6 Promotional Support as Credit Mitigation. To support the 180-day Credit Period and facilitate Spiking’s receipt of the remaining balance, ATV shall, during the Term, provide Spiking with promotional support through its media platform, including but not limited to advertisements, promotions, and news columns featuring Spiking and the Software. Such support shall be provided at no additional cost to Spiking and shall be reasonably designed to enhance the visibility and marketability of the Software.

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3. DELIVERY AND ACCEPTANCE

3.1 Delivery. Spiking shall deliver the Software in a format reasonably acceptable to ATV (e.g., digital access codes or account credentials) by 31 March 2025.

3.2 Acceptance. ATV shall be deemed to have accepted the Software upon delivery on 31 March 2025.

4. REPRESENTATIONS AND WARRANTIES

4.1 Spiking’s Representations. Spiking represents and warrants that:

(a) It is a company duly incorporated and validly existing under the laws of Singapore;

(b) It has the authority to enter into and perform its obligations under this Agreement;

(c) The Software will be provided in accordance with Spiking’s standard terms of service as applicable.

4.2 ATV’s Representations. ATV represents and warrants that:

(a) It is a company duly incorporated and validly existing under the laws of Malaysia;

(b) It has the authority to enter into and perform its obligations under this Agreement;

(c) It will comply with all applicable laws in the resale of the Software, including any regulations related to cryptocurrency transactions.

4.3 Limitation. Except as expressly provided herein, Spiking makes no warranties, express or implied, regarding the Software, including their fitness for a particular purpose or performance outcomes.

5. TERM AND TERMINATION

5.1 Term. This Agreement shall commence on the Effective Date and continue until the later of full payment of the Purchase Price or 12 months from the Effective Date, unless terminated earlier in accordance with this Section.

5.2 Termination. This Agreement may be terminated:

(a) By mutual written agreement of the Parties;

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(b) By either Party if the other Party materially breaches this Agreement and fails to cure such breach within thirty (30) days of written notice;

(c) By Spiking, with immediate effect, if ATV fails to pay the remaining balance within thirty (30) days following the expiration of the Credit Period (i.e., by day 210 from the Effective Date).

5.3 Effect of Termination. Termination of this Agreement shall not relieve ATV of its obligation to pay the Purchase Price (including any accrued interest) or entitle ATV to a refund of any amounts paid.

5.4 Partial Payments. If this Agreement is terminated under Section 5.2(c), any partial payments of the remaining balance shall be non-refundable and credited toward the Purchase Price, with Spiking delivering a pro-rata number of Software based on total payments received.

6. CONFIDENTIALITY

6.1 Confidential Information. Each Party agrees to keep confidential any non-public information disclosed by the other Party in connection with this Agreement and to use such information solely for the purposes of performing its obligations hereunder.

6.2 Exceptions. The obligations of confidentiality shall not apply to information that is publicly available, independently developed, or required to be disclosed by law.

7. GOVERNING LAW AND DISPUTE RESOLUTION

7.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Republic of Singapore.

7.2 Dispute Resolution. Any dispute arising out of or in connection with this Agreement shall be resolved through arbitration in Singapore under the rules of the Singapore International Arbitration Centre (SIAC). The arbitration shall be conducted in English by a single arbitrator appointed in accordance with SIAC rules. The decision of the arbitrator shall be final and binding.

7.3 Negotiation. Before initiating arbitration, the Parties shall attempt to resolve the dispute through good-faith negotiations between senior representatives for fifteen (15) Business Days.

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8. MISCELLANEOUS

8.1 Entire Agreement. This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements or understandings.

8.2 Amendments. No amendment to this Agreement shall be effective unless in writing and signed by both Parties.

8.3 Assignment. Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party.

8.4 Notices. Any notice required under this Agreement shall be in writing and delivered to the addresses set forth above by registered mail, courier, or email. Notices sent by email shall be deemed delivered upon receipt of a delivery receipt or, if no receipt is requested, 24 hours after sending, provided no bounce-back is received.

8.5 Force Majeure. Neither Party shall be liable for delays or failure to perform due to causes beyond its reasonable control, including acts of God, war, or government action. If a Force Majeure event prevents ATV from reselling the Software, the Credit Period shall be extended by the duration of such event, provided ATV notifies Spiking within ten (10) Business Days of the event’s onset.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

For and on behalf of Aly Pte. Ltd. (Spiking):

Name:	Dr. Clemen Chiang
Title:	CEO
Date:	March 15, 2025

For and on behalf of Asia Television Digital Media (Malaysia) Sdn Bhd (ATV):

Name:	Leong Wei Ping
Title:	Executive Director
Date:	March 15, 2025

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